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              SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549

                          -----------

                           FORM 8-K

                        CURRENT REPORT


            Pursuant to Section 13 or 15(d) of the

               Securities Exchange Act of 1934


               Date of Report:  August 18, 1998
               (Date of earliest event reported)


                JOHN DEERE CAPITAL CORPORATION
      (Exact name of registrant as specified in charter)

                          DELAWARE
        (State or other jurisdiction of incorporation)

                           1-6458
                   (Commission File Number)

                         36-2386361
               (IRS Employer Identification No.)

                         Suite 600
                First Interstate Bank Building
                     1 East First Street
                     Reno, Nevada  89501
    (Address of principal executive offices and zip code)

                      (702) 786-5527
    (Registrant's telephone number, including area code)

   ------------------------------------------------------
(Former name or former address, if changed since last report.)


                      Page 1 of 4 pages.
             The Exhibit Index appears at Page 4.

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Item 5.     Other Information Events.

John Deere Capital Corporation

    The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market:

    John Deere Capital Corporation's net income was $39.9 million in the third quarter and $103.4 million for the first nine months of 1998, compared with $37.8 million and $96.5 million for the same periods last year. The third quarter and year-to-date results benefited from higher income on a larger average receivable and lease portfolio, partially offset by higher operating costs and narrower financing spreads. In addition, the year-to-date results benefited from higher gains on the sale of retail notes.

    Net receivables and leases financed by John Deere Capital Corporation were $6.952 billion at July 31,1998, compared with $6.214 billion one year ago. The increase resulted from acquisitions exceeding collections during the last 12 months, partially offset by sales of retail notes. Receivable and lease acquisition volumes during the first nine months increased 18 percent compared with the same period last year. Net receivables and leases administered, which include receivables previously sold, totaled $8.381 billion at July 31, 1998, compared with $7.254 billion at July 31, 1997.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (c)     Exhibits

               (99) Press release and additional information of Deere & Company.

Page 2

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                          Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                            JOHN DEERE CAPITAL CORPORATION


                            By:     /s/ Frank S. Cottrell
                                   ----------------------------
                                   Frank S. Cottrell, Secretary

Dated:  August 18, 1998

Page 3

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                        Exhibit Index


                                                    Sequential
Number and Description of Exhibit                   Page Number


(99)  Press release and additional information of       --
      Deere & Company (Incorporated by reference to Deere & Company Current Report on Form 8-K dated August 18, 1998, file number 1-4121).




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